Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 13, 2024, with respect to the financial statements of OnKure, Inc., incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado

December 9, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.